FORMER LOULO CONTRACTOR LIQUIDATED

PRETORIA, 2 AUGUST 2006 - The Pretoria High Court today granted a final order of liquidation against MDM Ferroman (Pty) Limited ("MDM"), formerly the main contractor for the plant at Randgold Resources' (LSE:RRS) (Nasdaq:GOLD) new mine at Loulo in Mali. The application for the order had been brought by Randgold
Resources' subsidiary, Societe des Mines de Loulo ("Somilo").

In December last year Somilo took back the Loulo project from MDM on the grounds that MDM had defaulted on the contract. The plant has since been substantially completed by a Randgold Resources team.

Dr Mark Bristow, chief executive of Randgold Resources and chairman of Somilo, welcomed today's judgment and said the granting of the final liquidation order opened the way for the company to proceed with additional claims against MDM for amounts owed. He said as MDM's chief creditor, Somilo would request the liquidators to convene a full enquiry into MDM's financial affairs and the conduct of its directors.

RANDGOLD RESOURCES ENQUIRIES:
Chief Executive
Dr Mark Bristow
+44 779 775 2288
+223 675 0122

Financial Director
Roger Williams
+44 791 709 8939

Investor & Media Relations
Kathy du Plessis
+27 11 728 4701
Fax: +27 11 728 2547
Cell: +27 83 266 5847
Email: randgoldresources@dpapr.com Website: www.randgoldresources.com
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DISCLAIMER: Statements made in this document with respect to Randgold Resources'
current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold
Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The 2005 annual report notes that the financial statements do not reflect any provisions or other adjustments that might arise from the claims and legal process initiated by Loulo against MDM. Other potential risks and uncertainties include risks associated with: fluctuations in the market price of gold, gold production at Morila, the development of Loulo and estimates of resources, reserves and mine life. For a discussion on such other risk factors refer to the annual report on Form 20-F for the year ended 31 December 2005 which was filed with the United States Securities and Exchange Commission (the `SEC') on 29 June
2006. Randgold Resources assumes no obligation to update information in this release.